Exhibit 5.1

815 Connecticut Avenue, N.W.
Suite 500
Washington, D.C. 20006-4004
(202) 463-2400
Writer’s direct phone		fax (202) 828-5393
(202) 828-5360
www.seyfarth.com
Writer’s e-mail
EStern@seyfarth.com

August 14, 2007

Ark Restaurants Corp.
85 Fifth Avenue
New York, NY 10003

Re: Ark Restaurants Corp. Registration Statement on Form S-8

Dear Ladies and Gentlemen:

     We have acted as counsel to Ark Restaurants Corp., a New York corporation (the “Corporation”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission on August 14, 2007 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering of up to 450,000 shares of the Corporation’s common stock (the “Common Stock”) issuable pursuant to the Corporation’s 2004 Stock Option Plan.

     This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with our opinion, we have considered such questions of law and have examined such documents as we have deemed necessary to enable us to render the opinions contained herein.

     Based upon the foregoing, we are of the opinion that, when sold by the Corporation and paid for in accordance with the 2004 Stock Option Plan, the shares of Common Stock will be duly and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus delivered in connection with in the Registration Statement.

Respectfully yours,

SEYFARTH SHAW LLP

/s/ Ernest M. Stern